EXHIBIT 23.1

Consent of Independent Auditor

The Management Board

JOTEC GmbH (formerly JOTEC AG):

We consent to the incorporation by reference in the registration statements (No. 333-206119) on Form S-3, (No. 333-182297) on Form S-4, (Nos. 333-197545, 333-182296, 333-167065, 333-159608, 333-119137, 333-104637) on Form S-8 of Cryolife, Inc. of our report dated February 16, 2018, with respect to the consolidated balance sheets of JOTEC AG and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the Form 8-K/A of CryoLife, Inc. dated February 16, 2018.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

February 16, 2018

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